Exhibit 10.1

AMENDMENT TO

AMENDED AND RESTATED EXECUTIVE SEVERANCE AGREEMENT

WHEREAS, Alcoa Corporation (the “Company”) currently employs Roy C. Harvey (“Executive”) as President and Chief Executive Officer;

WHEREAS, the Company and Executive previously executed an Amended and Restated Executive Severance Agreement, dated and effective July 30, 2019;

WHEREAS, Executive will cease serving as President and Chief Executive Officer effective as of September 24, 2023 (the “Effective Date”), having been removed without cause from each role on that date;

WHEREAS, thereafter, Executive will remain employed by Company in the non-officer role of Strategic Advisor to the Chief Executive Officer through and including December 31, 2023; and

WHEREAS, the Company and Executive desire to have their respective rights and obligations under the Amended and Restated Executive Severance Agreement further amended as is stated below;

NOW, by this Amendment to the Amended and Restated Executive Severance Agreement, the Company and Executive, intending to be legally bound, and for good and valuable consideration, agree as follows:

The section in the Amended and Restated Executive Severance Agreement titled “Termination of Officer Status and Agreement” is amended to read as follows:

You hereby acknowledge and agree that, in the event you cease to be the Chief Executive Officer or the Chief Financial Officer of the Company, as the case may be, as designated by the Board or a committee thereof, and remain employed with the Company in another continuing role thereafter, this Agreement shall immediately terminate and become null and void upon such Board determination date and you shall not have any right to payments or benefits provided hereunder, except that, in consideration of your agreement to serve the Company in the non-officer role of Strategic Advisor from October 1, 2023 through and including December 31, 2023, your entitlement to benefits hereunder for Involuntary Termination Without Cause shall be due and payable, in accordance with the schedule set forth herein on the Six-Month Delay Date (i.e., the first business day following the date that is six months after the Executive’s “separation from service”), upon completion of your non-officer role of Strategic Advisor, subject to the additional condition that you execute and return to the Company the release agreements attached to the Amendment to the Amended and Restated Executive Severance Agreement as Exhibit A (“Release Agreement I”, to be executed contemporaneously with your removal from the roles of President and Chief Executive Officer) and Exhibit B (“Release Agreement II”, to be later executed contemporaneously with completion of your non-officer role of Strategic Advisor).

All other provisions of the Amended and Restated Executive Severance Agreement, including your Restrictive Covenant promises, which survive termination of your employment, remain in full force and effect.

IN WITNESS WHEREOF, the Company, by its duly authorized representative, and the Executive have executed this Amendment to the Amended and Restated Executive Severance Agreement on the dates stated below, effective as of the Effective Date.

ALCOA CORPORATION

By:	/s/ Tammi A. Jones
Title:	Executive Vice President and Chief
Human Resources Officer
Date:	September 24, 2023

ROY C. HARVEY

By:	/s/ Roy C. Harvey
Title:	President and Chief Executive
Officer
Date:	September 24, 2023